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                                                                   EXHIBIT 10.12

                          AGREEMENT AND GENERAL RELEASE

This AGREEMENT AND GENERAL RELEASE (the "Agreement") is made by and between Joseph W. Rog ("Executive") and Corrpro Companies, Inc. for itself and for its subsidiary companies, (collectively herein referred to, unless the context requires otherwise, as "Corrpro" or the "Company") and is effective on the 8th calendar day after Executive signs this Agreement (the "Effective Date").

WHEREAS, Executive and the Company are parties to an employment agreement effective as of March 31, 2004 (the "Employment Agreement").

WHEREAS, the Company has offered to make the payments and perform the obligations of this Agreement in exchange for Executive's agreement to amend the Employment Agreement, to enter into the general release set forth in this Agreement, and to perform the obligations of this Agreement, all as provided below.

WHEREAS, Corrpro and Executive freely and voluntarily have agreed to enter into this Agreement.

THEREFORE, in consideration of the above recitals and promises contained in this Agreement, Corrpro and Executive agree as follows:

1.    CONSIDERATION AND OTHER COMPENSATION.

            a. Consideration. In consideration of Executive's promises and obligations hereunder, including, without limitation, those related to Age Claims, Corrpro and Executive agree:

                  (i) SEVERANCE. Corrpro shall pay to Executive severance payments for a period of two (2) years, which shall be paid in consecutive periodic payments commencing on the first pay day following the Effective Date in the aggregate amount (net of any required withholdings) equal to twenty-four (24) months of Executive's Base Compensation of $285,000, for an aggregate payment under this subsection 1.a.(i) of $570,000, provided that in the event of Executive's death prior to the receipt of all payments, any remaining payments shall be made in a lump sum to Executive's designated beneficiary or, if none, to Executive's estate.

                  (ii) BENEFITS. Executive shall continue to participate at the expense of the Company for a period of twenty-four (24) months in the same or comparable hospital, medical, accident, disability and life insurance benefits as Executive now participates in as of the Effective Date unless by law, by the terms of any insurance policy or by the terms of the applicable benefit plans, continued coverage is not permitted, provided that the Company at its sole option may elect at any time subsequent to termination of Executive's employment to pay Executive (x) the amount of premium actually being paid by Executive for

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Agreement and General Release
April 30, 2004
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            equivalent coverage, provided Executive submits reasonable substantiation therefore, or (y) if such substantiation is not submitted, the equivalent of the amount of the monthly premiums (determined by reference to the amount charged generally for continuation coverage for terminated employees). Executive and his eligible dependents may continue coverage under such benefit plan for subsequent periods and subject to applicable premium contributions, to the extent permitted by law or by such plans. Any subsequent modification, substitution, or termination of any such benefits, generally, shall also apply to Executive and to the benefits available to Executive.

                  (iii) FISCAL 2005 ANNUAL BONUS PLAN. Executive shall be
            eligible to earn and be paid 1/12 year's participation in the Company's annual bonus plan in effect during the fiscal year ending March 31, 2005, to be paid within the time period prescribed by such plan. For purposes of the fiscal 2005 annual bonus plan, Executive shall be eligible for 1/12 of Executive's fiscal 2005 target bonus, which target bonus the parties agree shall be $100,000. Accordingly, upon the attainment of the corporate performance measures of such bonus plan, Executive would be entitled to a bonus of 1/12 of $100,000, or $8,333. The actual amount of any actual payment earned is subject to the provisions of the fiscal 2005 plan, including the calculations of corporate performance targets and targeted bonuses earned.

            b.    Accrued Vacation and Expenses/Fiscal 2004 Bonus
      Plan/Retirement Income/Adequacy of Consideration/Acknowledgement.

                  (i) Corrpro and Executive agree that Corrpro shall pay Executive in accordance with the following:

                        (a) SALARY/UNUSED VACATION. Any unpaid amount of Executive's Base Compensation earned through the date of Executive's termination and $4,385 which represents a lump sum payment for four (4) days of unused vacation (five carryforward days from fiscal 2004 plus two vacation days accrued in fiscal 2005 less three vacation days used in fiscal
                  2005) in accordance with Company policy. Such amounts shall be paid on or before the next regularly scheduled pay-date after the effective date of Executive's termination;

                        (b) FISCAL 2004 BONUS PLAN. Executive shall be paid an amount equal to a full year's participation in the annual bonus plan in effect during the Company's fiscal year ended March 31, 2004 in accordance with, and subject to the attainment of the performance targets contained in the fiscal 2004 annual bonus plan. The Company shall make any payment earned under such plan within the time period prescribed by such plan.

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Agreement and General Release
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                        (c)   RETIREMENT INCOME. Executive shall be paid the
                  retirement income provided in Section 2.7 of the Employment Agreement, payable in accordance with, and subject to the provisions (including certain forfeiture provisions) of
                  Section 2.7 of the Employment Agreement.

                        (d) EXPENSE REIMBURSEMENT. In accordance with Company policy, Executive's outstanding reimbursable business expenses within two (2) weeks of submission by Executive; provided Executive submits such expenses within two (2) weeks after the Effective Date.

                  (ii) Executive's continued eligibility for benefits under Corrpro's group welfare plans, such as health, life insurance and disability, shall be in accordance with applicable plan documents and all applicable laws.

            c. Sufficiency of Consideration/No Admission of Liability. Except for amounts payable set forth in the immediately preceding two subsections, 2.b.(i) and 2.b.(ii), the amounts paid under this Agreement represent payments or consideration in addition to those to which Executive would be entitled if this Agreement were not executed. Executive agrees and acknowledges that the sums payable and other consideration provided by Corrpro under this Agreement are sufficient and adequate to support the amendment to the Employment Agreement and Executive's general release and other obligations under this Agreement. It is further understood and agreed that Executive's desire and willingness to enter this Agreement are not to be construed or treated as an admission of liability of any kind whatsoever at any time or in any manner upon the part of any Released Party for any purpose, and any liability is hereby expressly denied.

            d. Indemnification Agreement. Corrpro and Executive acknowledge that the provisions of the Indemnification Agreement dated as of November 2, 2000 shall remain in full force and effect as provided therein.

            e. Receipt of Compensation, Amounts, and Consideration. Except for (1) the amounts set forth or referenced in this Agreement, (2) the Retirement Income referred to in Section 2.7 of the Employment Agreement, and (3) the consideration set forth in that certain Amendment and Termination Agreement executed by and between the Company and Executive in October 2003 in connection with the termination of Executive's Change in Control Agreement, Executive has received from the Released Parties all compensation, amounts and consideration to which Executive is entitled under all arrangements, programs, policies, and plans of the Released Parties (subject to, in the case of the Company's 401(k) retirement savings plan and other Company medical and welfare benefit plans, application by Executive for distribution of such benefits in accordance with the terms of such plans), including but not limited to vacation policies, incentive plans, stock option plans (subject to Executive's taking such actions required under such plans to exercise exercisable options), bonus arrangements, fringe benefit policies and reimbursement policies.

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Agreement and General Release
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            f.    Amendment of Employment Agreement.

                        (i) Term of Employment Agreement. Corrpro and Executive agree that the Employment Agreement is hereby amended to provide that its term shall expire on the Effective Date.

                        (ii) Severance. Corrpro and Executive agree that the Employment Agreement is hereby amended to provide that no severance payments shall be made to Executive under the Employment Agreement. It is expressly understood and acknowledged by Executive that the payments under this Agreement are in lieu of any severance payments or severance benefits otherwise provided for in the Employment Agreement.

                        (iii) Continuing Obligations under Employment Agreement.
                  Executive acknowledges and agrees that other provisions of the Employment Agreement that have not been amended by this Agreement, including but not limited to the provisions relating to Competitive Activity/Other Restrictions (Section
                  4) Proprietary Information/Intellectual Property (Section 5), Post Termination Consulting and Cooperation (Section 11), and Breaches and Remedies (Section 12), survive the termination of Executive's employment with the Company.

            g. Continuing Service on Corrpro Board of Directors. Unless otherwise agreed to by the Company in writing, Executive agrees to continue to serve on Corrpro's Board of Directors, and to stand for re-election, without additional compensation. Executive agrees to execute the Waiver of Director's Compensation in substantially the form attached hereto as Exhibit A. The Company agrees to reimburse Executive for his ordinary and reasonable expenses incurred in furtherance of his performance of his duties as a Board member. The provisions, relating to the exercisability of Executive's stock options, of that certain Amendment and Termination Agreement executed by and between the Company and Executive in October 2003 in connection with the termination of Executive's Change in Control Agreement shall continue to apply in accordance with their terms.

2.    GENERAL RELEASE.

            a. General Release. In consideration of the payments and promises made by Corrpro in this Agreement, Executive hereby releases and forever discharges Corrpro and its subsidiaries, Wingate Partners III, LP and its affiliates, and all of their officers, directors, employees, insurers, stockholders, predecessors, successors, and assigns (collectively the "Released Parties"), from any and all actions, causes of action, claims or liabilities of any kind which could be asserted against the Released Parties, including but not limited to those arising out of or related to Executive's employment with and/or separation from employment with the Released Parties, and any other events and

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Agreement and General Release
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      occurrences up to and including the Effective Date. These released claims include, but are not limited to:

                  (i) claims, actions, causes of action or liabilities arising under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621-634), and any other federal, state or municipal employment discrimination statutes pursuant to which claims based on age may be asserted against the Company (the claims referred to in this subsection 2.a.(i) are referred to in this Agreement and General Release as "Age Claims"); and/or

                  (ii) claims, actions, causes of action or liabilities arising under any federal, state or municipal employment discrimination statutes, including, but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Labor Management Relations Act, 29 U.S.C. 141 et seq., the Ohio Civil Rights Act, Ohio Rev. Code Section 4112.01 et seq., the Ohio Whistleblower Protection Act, Ohio Rev. Code 4113.51 et seq., all as amended.

                  (iii) any other claim whatsoever, including, but not limited to, claims based on and any and all claims for wrongful termination of employment, public policy wrongful discharge, retaliatory discharge, fraud, misrepresentation, defamation, libel, slander, infliction of emotional distress, breach of contract, breach of the implied covenant of good faith and fair dealing, invasion of privacy, attorneys' fees, and any and all other claims or causes of action, however denominated. Executive specifically releases, by way of example, any claim he may have sounding in breach of the parties' Employment Agreement.

                  (iv) It is expressly understood by Corrpro and Executive that Executive does not waive rights or claims that may arise after the Effective Date and which are not the subject of this Agreement.

            b. Agreement not to Sue or Initiate Actions. Executive represents, promises and agrees that: (i) neither he nor any agent acting on his behalf has commenced or prosecuted or will commence or prosecute any complaint, lawsuit or proceeding in any court against any of the Released Parties on the basis of any claims, causes of action, or other matters within the scope of Section 2.a. above; (ii) if Executive does file such a complaint, lawsuit or proceeding, he will not oppose a motion to dismiss filed by any of the Released Parties based on this Agreement; and (iii) if any federal, state or local administrative agency assumes jurisdiction over any complaint or charge against any of the Released Parties, Executive will request the withdrawal of such complaint or charge, and will refuse to accept any relief offered or obtained as a result of such an action. Provided, however, that Executive does not waive or release his right to challenge the validity of this Agreement under the Older Workers Benefit Protection Act of 1990, 29 U.S.C. Section 626(f), in an appropriate proceeding. Executive acknowledges that neither this paragraph nor this Agreement as a whole are intended to be retaliatory.

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Agreement and General Release
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            c.    Reinstatement or Future Employment. Executive forever gives up, waives, and releases any right or claim to reinstatement or future employment by the Released Parties after the separation of his employment from Corrpro.

3.    CONTINUING OBLIGATIONS.

            a. Return of Information. Except for confidential information reasonably necessary for Executive's continuing service on the Corrpro Board of Directors, which Confidential Information Executive agrees to return upon request of the Company, Executive represents and warrants that Executive has returned to Corrpro all confidential information of the Company, including, without limitation, information received under confidential conditions as well as other technical, business or financial information the use or disclosure of which by Executive might reasonably be construed to be contrary to the interest of the Released Parties. In connection with and in addition to such confidential information, to the extent not already returned and except as reasonably necessary for Executive's continuing service on the Corrpro Board of Directors, Executive will by the Effective Date return to Corrpro all related reports, files, memoranda, records, software, credit cards, door and file keys, and instructional manuals and other physical or personal or intangible property (including any magnetic or other media such as computer files, video or audio tape) which Executive received, prepared or helped prepare in connection with his employment with Corrpro. Except as provide above, Executive agrees that he will not keep any copies or excerpts of any above items.

            b. Confidentiality/Disparagement/Public Relations. Executive and Corrpro acknowledge and agree that the terms and facts of the Agreement will be kept confidential and that Executive and Corrpro will not hereafter disclose any information concerning this Agreement to any third person except (i) Executive may disclose information to Executive's immediate family, his attorney and his professional advisors provided such persons agree to keep such information confidential, (ii) Corrpro may disclose information to Corrpro's employees, lenders, or representatives who need to know, or (iii) as required by law, including in applicable filings with the Securities and Exchange Commission. Executive agrees to refrain from making disparaging remarks or comments regarding Corrpro's or the Released Parties' business, products, services, management, or personnel, or Executive's employment relationship with the Company or the termination thereof.

4.    OTHER PROVISIONS.

            a. Representations. Except as specifically set forth in this Agreement, Executive acknowledges and agrees that in signing this Agreement he does not rely and has not relied on any representation or statement by any of the Released Parties or by any of the Released Parties' agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise.

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Agreement and General Release
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            b.    Binding Effect. This Agreement represents the entire agreement between the parties and shall be binding upon Executive and upon his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of Released Parties and each of them, and their heirs, administrators, representatives, executors, successors, and assigns. This Agreement may not be assigned by Executive without Corrpro's written consent.

            c. Governing Law/Dispute Resolution/Headings. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Ohio. The parties agree that any dispute arising out of this Agreement, except for disputes arising under Section 2.b. of this Agreement or Sections 4 and 5 of the Employment Agreement which survive its termination, shall be settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the American Arbitration Association, such arbitration to be conducted in Cleveland, Ohio, or at such other location as the parties may agree. Costs of such arbitration, including Executive's attorneys fees (to the extent such fees are reasonable), shall be borne equally. Discovery shall be permitted in the arbitration and the arbitrator shall have the authority to grant such remedies as are available under applicable law. With respect to disputes arising under Sections 4 and 5 of the Employment Agreement, Executive and the Company consent and submit themselves to the jurisdiction of the courts of the State of Ohio. Headings and titles in this Agreement are for the convenience of the parties.

            d. Severability. Should any provisions of the Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegally invalid part, term, or provision shall be deemed not to be part of this Agreement, it being the intention of the parties that their Agreement be reformed to be enforceable to the fullest extent allowable.

            e. Remedies for Breach. In the event Executive breaches Section 2.b. (agreement not to sue or initiate actions) of this Agreement, in addition to any other rights or remedies to which it may be entitled under law or this Agreement, the Company shall, except as prohibited by applicable law, be entitled to enforce the provisions of Section 2.b. by injunction or other equitable relief, without having to prove irreparable harm or inadequacy of money damages or posting a bond or other financial security therefore. In addition, in the event that Executive has been found by a court of competent jurisdiction or pursuant to a binding arbitration proceeding to have breached Section 2.b. (agreement not to sue or initiate actions) or Section 3 (Return of Information; Confidentiality/Disparagement/Public Relations), other than in an immaterial fashion, the Company shall be granted an award that Executive shall return to the Company all payments made under Sections 1.a.(i) and 1.a.(iii) above to Executive under this Agreement, and the other provisions of this Agreement shall remain enforceable.

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Agreement and General Release
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5.    CONSULTATION WITH COUNSEL; EXECUTION OF AGREEMENT.

            a. Consultation with Legal Counsel/Review Period. Executive acknowledges and agrees that this Agreement constitutes written notice to him of his right to consult with an attorney of his choosing prior to signing the Agreement. Executive also acknowledges and agrees that he has been given a period of twenty-one (21) days within which to consider this Agreement prior to his signing below. If the Agreement is not signed by Executive within 21 days after it is presented to him, and no extension of this time period has been granted in writing by Corrpro, the Company may withdraw this Agreement. Executive also acknowledges and agrees that he has been given a reasonable amount of time in which to review and consider this Agreement and its monetary terms, including, without limitation, those terms set forth and described in Section 1 above.

            b. Revocation Period. Executive may revoke this Agreement at any time during the Revocation Period, by delivering a signed letter of revocation addressed to Corrpro. "Revocation Period" is the period beginning the date Executive signs this Agreement and ending seven (7) days thereafter. If Executive revokes this Agreement, this Agreement shall become null and void, and, upon revocation, the provisions of the Employment Agreement shall remain in full force and effect without regard to the amendment provisions contained in this Agreement.

            c. Execution of Agreement. By signing below, Executive acknowledges that he is entering this Agreement freely and voluntarily, and without coercion from anyone.

Executive has read this Agreement and fully understands it, having sought the advice of independent counsel of his choice to the extent he has deemed necessary.

Signed this ______________ day of ___________________, 2004.

Witnesses                                   Joseph W. Rog

/s/ Joseph W. Rog     5/10/04                /s/ Joseph W. Rog     5/10/04
_____________________________                _____________________________
                       date                                         date

Corrpro Companies, Inc.

By: /s/ Joseph P. Lahey
   _______________________________________

Title: President & CEO
      ____________________________________

         5/10/04
_____________________________
                  date